Exhibit 99.1

   FIRST NIAGARA FINANCIAL GROUP, INC. REPORTS SECOND QUARTER TAX CHARGE AND
                  CONFIRMS FULL-YEAR EARNINGS GUIDANCE FOR 2002

Lockport, N.Y. - July 2, 2002 - First Niagara Financial Group, Inc. (NASDAQ:
FNFG), today announced that for the quarter ended June 30, 2002 it recorded a $1.8 million tax charge related to the recapture of excess bad debt reserves for New York State tax purposes, triggered by the Company's recent announcement to combine its three banking subsidiaries. Additionally, First Niagara said it remains comfortable with current analysts' consensus estimates of $1.21 per diluted share for 2002 as it expects the tax charge will almost entirely be offset by a gain from the previously announced sale of its Lacona banking center, which is expected to close in the third quarter.

First Niagara Bank, a wholly owned subsidiary of the Company, is subject to special provisions in the New York State tax law that allows it to deduct on its tax return bad debt expenses in excess of those actually incurred based on a specified formula ("excess reserve"). The Company is required to repay this excess reserve if it does not maintain a certain percentage of qualified assets (primarily residential mortgages and mortgage-backed securities) to total assets, as prescribed by the tax law. For accounting purposes, the Company is required to record a tax liability for the recapture of this excess reserve when it can no longer assert that the test will continue to be passed for the "foreseeable future." As a result of the decision to combine its three banks, the Company can no longer make this assertion and accordingly, recorded the applicable tax liability in the second quarter. It is anticipated that the $1.8 million tax liability will be repaid over the next 10 - 15 years.

First Niagara Financial Group, Inc. is the parent company of First Niagara Bank, Cortland Savings Bank and Cayuga Bank. The Company operates 38 banking centers, 2 loan production offices, 68 ATM locations and a telephone-banking center. The Company is a full-service provider of consumer, commercial and electronic banking services, as well as a variety of insurance, leasing and investment products.

Forward Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities:
(1) changes in the interest rate environment; (2) competitive pressure among financial service companies; (3) with respect to the sale of the Lacona banking center, the inability to receive regulatory approval or receive such approval in a timely manner; (4) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (5) changes in legislation or regulatory requirements; (6) difficulties in continuing to improve operating efficiencies; and (7) increased risk associated with an increase in commercial real-estate and business loans.

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Executive Officer Contacts
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William E. Swan.............................     Chairman, President and CEO
Paul J. Kolkmeyer...........................     Executive Vice President, COO and CFO

Corporate Information
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First Niagara Financial Group, Inc.              Transfer Agent and Registrar
6950 South Transit Road                          Mellon Investor Services, LLC
Post Office Box 514                              P.O. Box 3315
Lockport, New York  14095-0514                   South Hackensack, NJ  07606
Telephone (800) 201-6621                         Telephone (877) 785-9670
www.firstniagarafinancial.com                    www.melloninvestor.com
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Quarterly press releases are being distributed by PRNewswire and can be found on the Internet, as well as appropriate trade media and financial disclosure circuits. News, analyst presentations and other information about the Corporation are available on the Internet at the Corporation's website, www.firstniagarafinancial.com. For additional information about First Niagara Financial Group, Inc. please contact:

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Investor Relations:                              Media Relations:
Christopher J. Thome                             Leslie G. Garrity
Assistant Vice President,                        Assistant Vice President
Reporting and Investor Relations Manager         Public Relations and Corporate Communications Manager
(716) 625-7645                                   (716) 625-7528
chris.thome@firstniagarabank.com                 leslie.garrity@firstniagarabank.com
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